Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Second Quarter 2011 Results
- Revenue Increases 9.3%, 2.8% Excluding Currency -
- Adjusted EPS of $0.62 on Higher Costs, Sales Mix -
- 2011 Guidance Update Raises Revenue, Narrows Range of Adjusted EPS -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA July 28, 2011 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2011.  Summary comparative results were as follows:

	Three Months Ended June 30,
($ millions, except per-share data )	2011	2010

Sales	$307.9	$281.8
Gross Profit	84.6	83.2
Reported Operating Profit	27.8	30.5
Adjusted Operating Profit (1)	30.5	30.9
Reported Diluted EPS	$0.57	$0.62
Adjusted Diluted EPS(1)	$0.62	$0.64

(1)See  “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release for a description of items excluded from “adjusted” amounts.

Second-quarter 2011 net sales grew 9.3% from the same period last year, primarily as a result of foreign currency translation. Sales grew 2.8% at constant exchange rates. Both of the Company’s business units reported modest sales improvements excluding the comparative effects of currency. In Pharmaceutical Packaging Systems, stronger sales in Europe and Asia more than compensated for customer and product-specific sales declines in North America. Pharmaceutical Delivery Systems growth was due to increased contract manufacturing business and sales of reconstitution devices. The Company’s order backlog was significantly higher at the end of the quarter, 9% above the June 30, 2010 backlog when measured at constant exchange rates.

Consolidated gross profit margin decreased to 27.5% from 29.5% in the same prior-year period as a result of higher material costs and a less profitable product sales mix in the quarter.  R&D increased to 2.4% of sales, on a $1.6 million cost increase, mostly for increased development of the Company’s electronic-patch-injector system, now branded SmartDose™.  SG&A costs decreased 1.2 percentage points, to 15.1% of sales, on a $0.6 million increase in costs, excluding $2.1 million of executive separation costs described in “Restructuring and Other Items.” Adjusted operating profit was $30.5 million in the quarter, compared to $30.9 million during the prior-year period.

The Company also issued revised full-year 2011 financial guidance, increasing sales estimates to between $1.17 and $1.20 billion and narrowing Adjusted Diluted EPS expectations to between $2.30 and $2.40 per share.

Executive Commentary

“Second quarter revenues were in line with our expectations excluding the added positive effect of currency translation,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Escalating material and energy costs combined with an unfavorable product mix to lower our consolidated gross margin.  We are implementing a number of pricing actions that, along with scheduled contract price adjustments and lean manufacturing initiatives, should mitigate the cost increases that we expect to see in the second half of the year. Based on our year-to-date results and the ongoing fluctuations in currency and commodity markets, we have adjusted our full year sales and earnings guidance, and expect year–on-year earnings growth of between 4% and 9% at constant exchange rates.”

“Market interest continues to grow for the Daikyo CZ® resin products in a range of formats, including standard vials, syringes and cartridges, as well as custom configurations and sizes. We believe this interest reflects increasing awareness of breakage and potential compatibility issues with existing packaging materials and silicone oil.  In the near term, we expect sales to be driven by pre-commercial sampling as customers advance their evaluation of CZ systems and conduct necessary stability and filling trials on the path to commercialization.”

“During the second quarter, we signed our first development agreement for the SmartDose system, which could enter late-stage clinical trials as soon as 2013. The system offers customers dosing flexibility by eliminating volume constraints associated with current delivery modalities. We are also seeing interest in the Confidose® auto-injector system using a CZ container for delivering larger volumes and higher viscosity formulations.”

“We remain confident that these programs, combined with our next-generation packaging components, emerging market expansions, and improved operating efficiency in our primary packaging lines, will continue to fuel growth in the near- and long-term.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales were $222.2 million, an increase of 10.6% from the $200.9 million reported in the second quarter of 2010.  Excluding foreign currency translation, sales improved 2.4% due primarily to increased sales of pharmaceutical packaging components, while sales of disposable device components were substantially unchanged and development and laboratory service revenues were lower. A change in a product format by one customer and a regulatory action at another’s production facility reduced North American sales by $3.6 million, which was more than offset by combined sales increases of other, lower-margin products.

Regionally, Europe contributed most of the sales increase, and Asian sales again grew more rapidly than those in any other region.  North American sales were slightly lower than in the prior-year period, primarily due to the product-format change and regulatory issue noted above.

Gross profit increased to $69.2 million in the current quarter from $67.5 million in the prior-year period, as the effects of improved sales and labor efficiencies were mostly offset by increased raw material and other production costs, including the impact of foreign exchange on certain costs. The gross profit margin of 31.1% was 2.5 percentage points lower than in the prior-year period, mainly due to the cost increases and the less profitable sales mix.

SG&A costs increased $1.4 million, primarily due to currency translation. R&D costs were $0.4 million higher than in the prior-year period. SG&A costs declined as a percentage of sales compared to the second quarter of 2010, while R&D costs were unchanged relative to sales. Operating profit was $38.1 million, compared to $37.6 million in the second quarter of 2010.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $86.4 million in the quarter, an increase of $4.4 million over the same period last year, or 5.4%, of which 2.3 percentage points was due to favorable currency translation.  Stronger sales of proprietary reconstitution devices and net gains in contract manufacturing and other service revenues were partially offset by $2.1 million in price reductions under certain contract-manufacturing agreements. Proprietary products generated 20% of revenues in the quarter, unchanged from the same period last year and the first quarter of 2011, with increases in reconstitution devices offsetting other sales declines, primarily lower sales of éris™ passive safety syringes.

Gross profit of $15.4 million in the quarter, was $0.3 million lower than in the prior-year period. The gross profit margin in the quarter was 17.9% compared to 19.1% in the 2010 period.  The lower profitability was primarily due to the effects of contracted price reductions, which more than offset the net positive effects of other pricing actions and production efficiencies, including the benefits of recent restructurings.

R&D costs grew $1.2 million, primarily as a result of increasing development activity for the SmartDose electronic-patch–injector system.  SG&A costs were $0.7 million lower than in the second quarter of 2010 due mostly to lower compensation costs in contract manufacturing operations, net of increased sales commissions associated with the growth in proprietary reconstitution devices.

Corporate and Other

U.S. pension expense decreased by $0.3 million, to $3.3 million, in the second quarter compared to the same period last year as a result of revisions in the valuation of pension plan assets and liabilities at the beginning of the year. Stock-based compensation expense increased $0.8 million compared to the 2010 quarter due to the relatively large decline in the Company’s share price that occurred in the prior-year period, reducing expense in that period. Other unallocated corporate, general and administrative costs were marginally lower.

Net interest expense of $4.3 million was $0.5 million higher than in the 2010 quarter as a result of costs associated with the 2010 refinancing of the Company’s revolving credit facility and lower capitalization of interest costs. Income tax expense on income excluding the items described in “Restructuring and Other Items” is based on an estimated annual effective tax rate for 2011 of 24.7%, compared to an estimate of 23.9% used in the second quarter of 2010.  The increase reflects changes in the year-over-year composition of international earnings, as well as interim changes in applicable tax rates and law.

Net income includes $1.9 million of equity in earnings of affiliated companies, a $0.3 million increase over the prior year. The increase was attributed primarily to operating results at Daikyo Seiko, Ltd., the Company’s 25% owned affiliate in Japan.

Restructuring and Other Items

Severance, facility closing costs and asset transfers resulted in $1.3 million in pre-tax restructuring costs in the quarter pursuant to plans announced in the fourth quarter of 2010. That plan included, among other changes, the now substantially completed closing of the Company’s Montgomery, Pennsylvania facility, and a reduction of operations at its Cornwall, England facility. Savings associated with the plan are still expected to be approximately $6 million in 2011 and are still expected to increase to $12 million annually following the expected 2012 completion of the plan. During the second quarter of 2010, the Company recognized $0.4 million of pre-tax charges associated with an earlier restructuring plan.

A net gain of $0.7 million was recognized in the quarter for adjustments to estimates of liabilities for contingent consideration, the majority of which relates to contingent consideration associated with the 2009 acquisition of the éris safety syringe system.

A pre-tax charge of $2.1 million was recognized for the costs of a covenant not-to-compete and changes to equity incentives previously awarded to the Company’s former President and Chief Operating Officer, who retired during the quarter.

For further information, please see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company provided an update to its full-year 2011 revenue and earnings per share financial guidance, which is summarized as follows:

(in millions, except EPS)	Previous Guidance	Updated Guidance

Consolidated Revenue(2)	$1,160 to $1,190	$1,170 to $1,200
Consolidated Gross Profit Margin	29.5%	28.6%
Pharmaceutical Packaging Systems Revenue(2)	$830 to $850	$840 to $860
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	33.0%	32.2%
Pharmaceutical Delivery Systems Revenue (2)	$330 to $340	$330 to $340
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	20.5%	19.3%

Full-Year Adjusted Diluted EPS(2)	$2.30 to $2.50	$2.30 to $2.40

(2) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.45 for the remainder of 2011.

The increased sales expectations are based on year-to-date results, expected translation of foreign-currency sales and growth in the sales backlog.  Revisions to gross margin and Adjusted Diluted EPS expectations reflect, among other things, the year-to-date results, the revised sales and sales-mix expectations and expected increases in production and other costs, including raw materials and the adverse effects of foreign exchange on costs.

The consequences of items described in “Supplemental Information and Notes to Non-GAAP Financial Measures,” which were excluded from the calculation of 2011 Adjusted Diluted EPS, and any similar items that may be incurred during the remainder of the year, are excluded from the Adjusted Diluted EPS guidance.

The Company expects 2011 capital spending to be between $115 million and $125 million, excluding an estimated $27 million of current-year commitments to the planned construction of a new corporate headquarters and research facility that will be funded in 2013.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 800-706-7745 (U.S.) or 617-614-3472 (International). The passcode is 73912733.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.  The slides are in “pdf” format and can be downloaded by selecting “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, August 4, 2011, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 52543607.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010

Net sales	$307.9	100%	$281.8	100%	$603.3	100%	$556.5	100%
Cost of goods and services sold	223.3	73	198.6	71	430.7	71	391.1	70
Gross profit	84.6	27	83.2	29	172.6	29	165.4	30
Research and development	7.3	2	5.7	2	14.2	2	11.1	2
Selling, general and administrative expenses	48.5	16	45.8	16	99.2	17	92.4	17
Restructuring and other items	0.6	-	0.4	-	2.5	1	1.0	-
Other expense, net	0.4	-	0.8	-	0.2	-	1.5	-
Operating profit	27.8	9	30.5	11	56.5	9	59.4	11
Interest expense, net	4.3	1	3.8	1	8.8	1	7.7	2
Income before income taxes	23.5	8	26.7	10	47.7	8	51.7	9
Income tax expense	5.3	2	6.6	2	11.3	2	12.7	2
Equity in net income of affiliated companies	1.9	1	1.6	-	3.3	1	2.6	-
Net Income	$20.1	7%	$21.7	8%	$39.7	7%	$41.6	7%

Net income per share:
Basic	$0.60		$0.65		$1.18		$1.25
Assuming Dilution	$0.57		$0.62		$1.13		$1.19

Average common shares outstanding	33.6		33.3		33.5		33.2
Average shares assuming dilution	37.0		36.7		36.9		36.6

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales:	2011	2010	2011	2010
Pharmaceutical Packaging Systems	$222.2	$200.9	$438.0	$399.8
Pharmaceutical Delivery Systems	86.4	82.0	166.9	158.9
Eliminations	(0.7)	(1.1)	(1.6)	(2.2)
Consolidated Total	$307.9	$281.8	$603.3	$556.5

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$38.1	$37.6	$80.1	$77.4
Pharmaceutical Delivery Systems	2.4	3.6	4.2	4.8
U.S. pension expense	(3.3)	(3.6)	(6.6)	(7.2)
Stock-based compensation expense	(1.7)	(0.9)	(5.0)	(3.2)
General corporate costs	(5.0)	(5.8)	(11.6)	(11.4)
Adjusted Operating Profit	30.5	30.9	61.1	60.4
Restructuring and other items	(2.7)	(0.4)	(4.6)	(1.0)
Reported Operating Profit	$27.8	$30.5	$56.5	$59.4

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2011
 (in millions, except per share data)

	As Reported June 30, 2011	Restructuring & related charges	Acquisition- related contingencies	Special separation benefits	Non-GAAP June 30, 2011
Operating profit	$27.8	$1.3	$(0.7)	$2.1	$30.5
Interest expense, net	4.3	-	-	-	4.3
Income before income taxes	23.5	1.3	(0.7)	2.1	26.2
Income tax expense	5.3	0.4	(0.1)	0.8	6.4
Equity in net income of affiliated companies	1.9	-	-	-	1.9
Net income	$20.1	$0.9	$(0.6)	$1.3	$21.7

Net income per diluted share	$0.57	$0.02	$(0.01)	$0.04	$0.62

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2010
 (in millions, except per share data)

	As Reported June 30, 2010	Restructuring & related charges	Discrete tax items	Non-GAAP June 30, 2010
Operating profit	$30.5	$0.4	$-	$30.9
Interest expense, net	3.8	-	-	3.8
Income before income taxes	26.7	0.4	-	27.1
Income tax expense	6.6	0.2	(0.5)	6.3
Equity in net income of affiliated companies	1.6	-	-	1.6
Net income	$21.7	$0.2	$0.5	$22.4

Net income per diluted share	$0.62	$0.01	$0.01	$0.64

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2011
 (in millions, except per share data)

	As Reported June 30, 2011	Restructuring & related charges	Acquisition- related contingencies	Special separation benefits	Discrete tax items	Non-GAAP June 30, 2011
Operating profit	$56.5	$3.2	$(0.7)	$2.1	$-	$61.1
Interest expense, net	8.8	-	-	-	-	8.8
Income before income taxes	47.7	3.2	(0.7)	2.1	-	52.3
Income tax expense	11.3	1.0	(0.1)	0.8	(0.2)	12.8
Equity in net income of affiliated companies	3.3	-	-	-	-	3.3
Net income	$39.7	$2.2	$(0.6)	$1.3	$0.2	$42.8

Net income per diluted share	$1.13	$0.06	$(0.01)	$0.04	$-	$1.22

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2010
 (in millions, except per share data)

	As Reported June 30, 2010	Restructuring & related charges	Discrete tax items	Non-GAAP June 30, 2010
Operating profit	$59.4	$1.0	$-	$60.4
Interest expense, net	7.7	-	-	7.7
Income before income taxes	51.7	1.0	-	52.7
Income tax expense	12.7	0.4	(0.5)	12.6
Equity in net income of affiliated companies	2.6	-	-	2.6
Net income	$41.6	$0.6	$0.5	$42.7

Net income per diluted share	$1.19	$0.02	$0.01	$1.22

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures - This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses Adjusted Operating Profit and Adjusted Diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted Operating Profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of the non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating Adjusted Operating Profit and Adjusted Diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified income or expense, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the preceding tables.

The following is a description of the items excluded from Adjusted Operating Profit and Adjusted Diluted EPS:

Restructuring & related charges- During the second quarter and first half of 2011, we recognized restructuring and related charges totaling $1.3 million and $3.2 million, respectively. The majority of these charges were for employee severance and benefits and fixed asset transfer and facility closure costs incurred as part of the restructuring program adopted in December of 2010.

During the second quarter and first six months of 2010, we incurred restructuring and other charges of $0.4 million and $1.0 million, respectively, as part of our restructuring plan announced in the fourth quarter of 2009.  The majority of these charges relate to fixed asset transfer and other related costs incurred as part of a plan to consolidate certain manufacturing operations and support functions.

Acquisition-related contingencies - During the second quarter of 2011, we recognized a net gain of $0.7 million for adjustments to our liabilities for contingent consideration. The majority of this adjustment related to the contingent consideration for our 2009 éris safety syringe acquisition.

Special separation benefits - This second-quarter charge is for certain severance costs incurred upon the retirement of our former President and Chief Operating Officer during the quarter. The majority of the $2.1 million charge represented accelerated stock-based compensation expense due to an amendment to his equity compensation arrangements. The amendment allows certain existing unvested option and performance-vesting stock awards to continue to vest over their original vesting period instead of being forfeited upon separation, resulting in an accounting revaluation and immediate recognition of expense for the respective awards.

Discrete tax items - During the first half of 2011, we recognized a discrete tax charge of $0.2 million resulting from the impact on deferred tax balances of changes in tax laws in certain foreign tax jurisdictions.

During the second quarter of 2010, we recognized $0.5 million in discrete tax charges, the majority of which resulted from adjustments to reconcile our estimated prior-year tax provision for certain jurisdictions to tax returns prepared in the current year.

2)	Reconciliation of 2011 Adjusted Guidance to 2011 Reported Guidance is as follows:

Full Year 2011 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.30 to $2.40
Restructuring, net of tax	(0.10) to (0.09)
Special separation benefits	(0.04)
Acquisition-related contingencies	0.01
Reported guidance	$2.17 to $2.28

(3)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.45 for the remainder of 2011. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Six Months Ended June 30,
	2011	2010
Depreciation and amortization	$38.8	$35.4
Operating cash flow	$49.2	$43.1
Capital expenditures	$37.8	$32.6

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of June 30, 2011	As of December 31, 2010
Cash and Cash Equivalents	$110.4	$110.2
Debt	$373.5	$358.4
Equity	$696.0	$625.7
Net Debt to Total Invested Capital †	27.4%	28.4%
Working Capital	$317.7	$266.9

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2011and future years.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•	the timing, regulatory approval and commercial success of customer products that incorporate our products;

•	the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings anticipated by the plan;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•
 the after-effects of the March 11, 2011 earthquake and tsunami in Japan on the operations of our Daikyo affiliate may affect the timely supply of materials and components used in our products, the timely delivery of products that are distributed by us, and Daikyo’s operating results; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.